EXHIBIT 99.1





                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      For the year ended December 31, 1996

              CABOT OIL & GAS CORPORATION SAVINGS INVESTMENT PLAN
                            (Full title of the Plan)


                          CABOT OIL & GAS CORPORATION
                   15375 Memorial Drive, Houston, Texas 77079
               (Name of issuer of securities held pursuant to the
                plan and address of principal executive offices)


                         Commission file number 1-10447

                          CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN

                                     INDEX


                                                                 PAGE


Signature Page . . . . . . . . . . . . . . . . . . . . . . . .     2

Report of Independent Accountants, Financial Statements,
  and Supplemental Schedules . . . . . . . . . . . . . . . . .     F pages

Exhibit 23.1 - Consent of Independent Accountants

                                   SIGNATURE


      Pursuant  to  the   requirements  of  the  Securities  Act  of  1934,  the
Administrator has duly caused this Annual Report to be signed by the undersigned thereunto duly authorized.



                                        CABOT OIL & GAS CORPORATION
                                        SAVINGS INVESTMENT PLAN

                                        BY:  CABOT OIL & GAS CORPORATION
                                             ADMINISTRATIVE COMMITTEE,
                                             Administrator of the Cabot
                                             Oil & Gas Corporation Savings
                                             Investment Plan



                                             BY: /S/ CHARLES P. SIESS, JR.
                                                --------------------------
                                                 CHAIRMAN


June 27, 1997

                          CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN
                FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                     WITH REPORT OF INDEPENDENT ACCOUNTANTS
                        AS OF DECEMBER 31, 1996 AND 1995
                    AND FOR THE YEAR ENDED DECEMBER 31, 1996


TABLE OF CONTENTS


                                                                           PAGE
                                                                           -----
Report of Independent Accountants                                           F-2
Financial Statements:
        Statement of Net Assets Available for Plan Benefits
          as of December 31, 1996 and 1995                                  F-3
        Statement of Changes in Net Assets Available for Plan
          Benefits for the Year Ended December 31, 1996                     F-4
        Notes to Financial Statements                                       F-6
Supplemental Schedules:
        Item 27a - Schedule of Assets Held for Investment Purposes
          as of December 31, 1996                                           F-15
        Item 27d - Schedule of Reportable Transactions for the
          Year ended December 31, 1996                                      F-16

REPORT OF INDEPENDENT ACCOUNTANTS


To the Administrative Committee of the Cabot Oil & Gas Corporation Savings Investment Plan:

We have audited the accompanying statement of net assets available for plan benefits of Cabot Oil & Gas Corporation Savings Investment Plan ("the Plan") as of December 31, 1996 and 1995, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1996. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1996 and 1995, and the changes in net assets available for plan benefits for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of the Plan are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of net assets available for plan benefits and in the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audit of the basic financial statements, and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                           COOPERS & LYBRAND L.L.P.

Houston, Texas
June 13, 1997

             CABOT OIL & GAS CORPORATION SAVINGS INVESTMENT PLAN
  STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, With Fund Information


                                                                    December 31,
                                                         ------------------------------
                                                            1996                1995
                                                         ----------          ----------
Investments, at Fair Market Value:
  Participant Directed:
     Fidelity Money Market Trust:
       Retirement Money Market Portfolio               $  4,670,132        $  3,437,324
     Fidelity Magellan Fund                               4,584,116           5,029,036
     Fidelity U.S. Equity Index Portfolio                 3,215,431           1,447,143
     Fidelity U.S. Bond Index Portfolio                     973,350           1,133,016
     Fidelity Asset Manager Fund                                  -             829,897
     Fidelity Asset Manager Growth Fund                           -           1,063,120
     Fidelity Asset Manager Income Fund                           -             346,289
     Fidelity Growth & Income Portfolio                   1,519,442                   -
     Fidelity Retirement Growth Fund                        287,868                   -
     Fidelity Stock Selector                                483,675                   -
     Participants Loans                                     712,891             651,139
  Non-participant Directed:
     Cabot Corporation Common Stock                       4,024,036           4,792,992
     Cabot Oil & Gas Corporation Common Stock             1,303,198           1,280,632
                                                         ----------          ----------
   Net Assets Available for Plan Benefits              $ 21,774,139        $ 20,010,588
                                                         ==========          ==========





                        The  accompanying  notes are an  integral  part of these
                                        financial statements.

              CABOT OIL & GAS CORPORATION SAVINGS INVESTMENT PLAN
        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS,
                             With Fund Information
                      for the year ended December 31, 1996

                                                                           Participant Directed
                                  ------------------------------------------------------------------------------------------------
                                  Fidelity Money                                                           Fidelity      Fidelity
                                   Market Trust:                 Fidelity      Fidelity      Fidelity        Asset         Asset
                                    Retirement     Fidelity     U.S. Equity    U.S. Bond       Asset        Manager       Manager
                                   Money Market    Magellan        Index         Index        Manager       Growth        Income
                                     Portfolio       Fund        Portfolio     Portfolio       Fund          Fund          Fund
                                     ---------     ---------     ---------     ---------     ---------     ---------     ---------
Additions:
  Employer contributions ........   $  153,008    $  224,090    $   94,657    $   36,803   $    26,594   $    47,191    $    9,317
  Employee contributions ........      275,228       414,844       213,516        59,398        50,657        93,961        18,694
  Interest income ...............       27,142        20,979         6,436         6,338         4,610         6,241         1,589
  Dividend income ...............      186,839       806,351        67,878        69,453        14,659          --          10,060
  Net appreciation in fair market
   value of investments .........         --        (277,540)      433,040       (40,114)       34,501       116,565         3,416
  Other .........................      128,031       140,291        59,362        15,562        10,393        25,521         1,615
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
    Total additions .............      770,248     1,329,015       874,889       147,440       141,414       289,479        44,691
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------

Deductions:
  Distributions to participants .      455,105       339,956        85,726       141,940        69,278        75,521        44,985
  Loan withdrawals and other ....      115,501       208,304        54,575         1,602        11,235        63,075         7,941
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
    Total deductions ............      570,606       548,260       140,301       143,542        80,513       138,596        52,926
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Interfund transfers, net ........    1,033,166    (1,225,675)    1,033,700      (163,564)     (890,798)   (1,214,003)     (338,054)
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------

    Net increase (decrease) .....    1,232,808      (444,920)    1,768,288      (159,666)     (829,897)   (1,063,120)     (346,289)

Net assets available for plan benefits:
  Beginning of year .............    3,437,324     5,029,036     1,447,143     1,133,016       829,897     1,063,120       346,289
                                     ---------     ---------     ---------     ---------     ---------     ---------      --------

  End of year ...................  $ 4,670,132   $ 4,584,116   $ 3,215,431   $   973,350   $     --      $     --       $    --
                                     =========     =========     =========     =========     =========     =========      ========

                        The  accompanying  notes are an  integral  part of these
                                      financial statements.

              CABOT OIL & GAS CORPORATION SAVINGS INVESTMENT PLAN
         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS,
                        With Fund Information, Continued
                      for the Year Ended December 31, 1996


                                                  Participant Directed                      Non-participant Directed
                                  -------------------------------------------------------  ---------------------------
                                   Fidelity       Fidelity                                                    Cabot
                                  Growth and     Retirement     Fidelity                       Cabot        Oil & Gas
                                    Income         Growth         Stock      Participant   Corporation    Corporation
                                   Portfolio        Fund        Selector         Loans     Common Stock   Common Stock        Total
                                  -----------    -----------   -----------    -----------   -----------    -----------     ---------
Additions:
  Employer contributions ........ $    15,062    $    5,672    $     9,325    $      --     $      --      $  26,610    $    648,329
  Employee contributions ........      29,596        10,663         18,121           --            --         45,749       1,230,427
  Interest income ...............          77            28            103           --            --          1,074          74,617
  Dividend income ...............      22,685        33,424         38,836           --            --           --         1,250,185
  Net appreciation in fair market
   value of investments .........      79,178       (18,280)         2,151           --       (270,970)      219,831         281,778
  Other .........................       8,900         2,022          3,513      (319,091)          --          2,021          78,140
                                    ---------     ---------      ---------     ---------     ---------     ---------      ----------
    Total additions .............     155,498        33,529         72,049      (319,091)     (270,970)      295,285       3,563,476
                                    ---------     ---------      ---------     ---------     ---------     ---------      ----------

Deductions:
  Distributions to participants .         --            --             --         65,164       427,910        69,882       1,775,467
  Loan withdrawals and other ....       2,346            95          3,386      (446,007)         --           2,405          24,458
                                    ---------     ---------      ---------     ---------     ---------     ---------      ----------
    Total deductions ............       2,346            95          3,386      (380,843)      427,910        72,287       1,799,925
                                    ---------     ---------      ---------     ---------     ---------     ---------      ----------
Interfund transfers, net ........   1,366,290       254,434        415,012           --        (70,076)     (200,432)          --
                                    ---------     ---------      ---------     ---------     ---------     ---------      ----------

    Net increase (decrease) .....   1,519,442       287,868        483,675        61,752      (768,956)       22,566       1,763,551

Net assets available for plan benefits:
  Beginning of year .............         --            --             --        651,139     4,792,992     1,280,632      20,010,588
                                    ---------     ---------      ---------     ---------     ---------     ---------      ----------
 End of year ................... $  1,519,442    $  287,868    $   483,675    $  712,891   $ 4,024,036   $ 1,303,198     $21,774,139
                                    =========     =========      =========     =========     =========     =========      ==========


                        The  accompanying  notes are an  integral  part of these
                                        financial statements.

              CABOT OIL & GAS CORPORATION SAVINGS INVESTMENT PLAN
                       Notes to the Financial Statements



 1.     Description of Plan:

     The following brief description of the Cabot Oil & Gas Corporation Savings Investment Plan (the "Plan") is provided for general information purposes only. Participants should refer to the summary plan description and legal plan document for more complete information.

     General

     Cabot Oil & Gas Corporation ("COGC" or "Company") was previously a subsidiary of Cabot Corporation ("Cabot"). In February 1990, the Company completed its initial public offering of approximately 18% of the total outstanding shares of common stock and, accordingly, ceased to be a wholly-owned subsidiary of Cabot. On March 28, 1991, Cabot completed an exchange offer. Following the completion of the exchange offer, the Company became 100% publicly-owned and ceased to be a subsidiary of Cabot.

     Effective January 1, 1991, COGC established the Plan which is a defined contribution plan in which participation is voluntary on the part of the employees. Employees are eligible to become a participant in the Plan upon the first day of employment.

     Prior to the commencement of the Plan, COGC employees participated in the Cabot Profit Sharing and Savings Plan ("PSSP") and the Cabot Employee Stock Ownership Plan ("ESOP"). All COGC employees who were members of the PSSP automatically became a participant in the Plan on January 1, 1991, were 100% vested with respect to balances in the PSSP and ESOP as of December 31, 1990, and had their PSSP and ESOP account balances transferred to the Plan. The Plan assumed legal responsibility for the accrued benefits of such affected employees on January 1, 1991.

     Benefits under the ESOP were frozen as of December 31, 1990. The ESOP balance is comprised of Cabot and/or COGC common stock. The participant is not eligible to withdraw, exchange, or take a loan against the ESOP balance while an active COGC employee. Dividends earned on the ESOP common stock are distributed to the other Plan investment election(s) according to the participant's most recent investment election. If such an election is not made by a participant, dividends from the ESOP are placed in the money market fund.

     Vested Benefits

     A participant can contribute in the aggregate from 1% to 15% of eligible compensation as defined in the Plan on a pre-tax (before federal and state taxes are withheld) and/or after-tax basis through payroll deductions, except for employees residing in the state of Pennsylvania. Pennsylvania requires that state taxes be withheld before the pre-tax contribution. The participant is always fully vested in his or her contributions made on either a pre-tax or after-tax basis.

     The Company provides an incentive for each employee to participate in the pre-tax portion of the Plan by matching 100% of the first 4% contributed. None of the after-tax contributions by a participant are matched by the Company. The Company matching contribution vests 20% per year after the first year of vesting service, with 100% vesting attained after five years of vesting service.

     The participant is credited with a year of vesting service for each plan year in which he or she has 1,000 or more hours of service. Service with Cabot prior to January 1, 1991 counts as vesting service under the Plan to the extent and in the same manner as computed under PSSP. A participant's account becomes 100% vested with less than five years of vesting service as a result of either
(i) permanent and total disability, (ii) death (account value is paid to the designated beneficiary), or (iii) attainment of age 65. The Plan was amended in February 1993 to fully vest certain participants who were terminated due to a reduction in workforce. The Plan was amended in 1996 to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. The Plan was further amended in 1996 to limit loans to members who are active employees.

     If a participant leaves COGC and is rehired within five years, the prior service with COGC will be restored under the Plan. Additionally, if the participant was partially vested when the employment was initially terminated, COGC will redeposit any amount of the matching contribution which was forfeited from the account (because the participant left before becoming 100% vested) after repayment by the participant of his or her previous distribution, if any.

     Investment Options and Other Elections

     The Plan offers eight different investment options with varying levels of risk for the participant to choose from. In July, 1996, the Plan management terminated three Fidelity Asset Manager Funds which were performing below expectations and selected three new Fidelity mutual funds. The three funds that were selected by Plan management are the Fidelity Stock Selector, Fidelity Retirement Growth Fund and the Fidelity Growth & Income Portfolio. The options available at the end of the year were as follows:

     The Fidelity Retirement Money Market Portfolio is a low-risk investment and seeks stability of principal and high money market yields. The portfolio manager invests in a variety of money market instruments, including certificates of deposit, banker's acceptances, commercial paper, repurchase agreements and obligations of the U.S. Government.

     The Fidelity Magellan Fund seeks capital appreciation primarily through investments in common stock, diversified across many sectors of the market. Some of the companies in the fund's portfolio are well-known, while other firms are smaller or less well-known.

 .

     The Fidelity U.S. Equity Index Portfolio seeks to match the compositions and total return of the Standard and Poor's Daily Stock Price Index of 500 common stocks (S&P 500 Index), while keeping transaction costs and other expenses low. The portfolio manager tries to achieve this objective by investing primarily in common stocks of the 500 companies that make up the S&P 500 Index. Dividends are reinvested automatically in participant accounts creating a compounding effect on its value.

     The Fidelity U.S. Bond Index Portfolio seeks to match the investment returns of the Shearson Lehman Hutton Aggregate Bond Index. This index, which includes 6,500 different bond issues, consists of about 75% government and corporate bonds and about 25% mortgage-backed securities.

     The Fidelity Growth & Income Portfolio is a growth and income fund. It seeks high total return through a combination of current income and capital appreciation. It invests primarily in domestic and foreign stocks, focusing on those that pay current dividends and offer potential growth of earnings, such as common stocks, securities convertible into common stocks, preferred stocks and fixed-income securities.

     The Fidelity Retirement Growth Fund is a growth fund. It seeks long-term capital appreciation by investing primarily in common stocks, although it can invest in all types of securities. The Retirement Growth Fund was created exclusively for tax-advantaged accounts, and the Fund therefore intends to realize capital gains without regard to a shareholder's current tax liability.

     The Fidelity Stock Selector is a growth fund. Using a computer-aided quantitative approach, it seeks capital growth by investing in common domestic and foreign stocks which are determined to be undervalued relative to their industry's norms.

     Cabot Oil & Gas Corporation Common Stock participants were allowed to invest in COGC common stock effective the second quarter of 1994. Dividends paid on COGC common stock are automatically reinvested in COGC common stock.

     The Plan also allows the participants to (i) change the percentage of pay withheld through payroll deduction a maximum of four times per year, with changes taking effect the first pay period after advance notice, (ii) change investment fund options for future contributions at any time, directly by telephone with the Fidelity Management Trust Company ("Trustee"), (iii) transfer the total balance of his or her accumulated investments from one fund to another four times per year, and (iv) discontinue participation in the Plan at any time, to be effective the first pay period after advance notice. Re-enrollment can be at any time, except after a hardship withdrawal.

     Payment of Benefits

     A participant eligible for a distribution from the Plan can elect to receive an immediate lump sum payment, or if the participant's account balance exceeds $3,500 he or she can defer the payment up to age 70.5.

     An exception is made for those participants who (i) had shares of Cabot stock transferred from the PSSP and/or ESOP to the Plan and (ii) exchanged shares of Cabot common stock in his or her PSSP and/or ESOP account for shares of COGC common stock pursuant to an exchange offer completed by Cabot in April 1991. Such participants can have the stock balance paid in cash or as common stock certificates. If the participant decides to sell such stock certificates, the commission fee will be reflected in the net asset value of the stock trade. Balances transferred to the Plan from the PSSP and/or ESOP retain payment options provided under the PSSP and/or ESOP.

     Withdrawals During Employment

     A participant is eligible to make certain withdrawals while employed. The first category of funds that is eligible for withdrawal represents amounts that were transferred from the PSSP. The second category represents amounts contributed under the Plan. Different rules apply to the withdrawal, depending on the category. If the participant was a former member in the PSSP, the participant is eligible to make either a voluntary withdrawal or a hardship withdrawal from the amounts that were transferred. A voluntary withdrawal may be made from the PSSP after-tax and employer contribution accounts. Two voluntary withdrawals can be made per year, provided that not more than two are made within three months of each other. A voluntary withdrawal will be deducted from the participant's account in a specific order as provided for in the Plan.

     A participant is also eligible for a hardship withdrawal from his or her PSSP pre-tax account under the following conditions, (i) in a year in which the participant has already made two voluntary withdrawals and (ii) when three months have not elapsed since the time of the last voluntary withdrawal. Special rules apply which determine the hierarchy of access to the various sources of funds including (i) the participant has already withdrawn the full amount of both the after-tax contributions and the vested Company contributions, (ii) the participant must have fully exhausted the ability to obtain funds from any other source, including a loan from the Plan, and (iii) the participant submitted an application to the Administrative Committee for a hardship withdrawal. Following a hardship withdrawal, there will be an automatic 12-month suspension of the participant's pre-tax contributions.

     A participant can withdraw at any time an amount equal to the after-tax contributions made to the Plan after January 1, 1991. The minimum withdrawal amount is $500. A withdrawal of after-tax contributions requires a withdrawal of a proportionate share of investment earnings thereon, which will be taxable and will include 10% early distribution tax if made before age 59.5 under current tax laws. Additionally, the participant can withdraw an amount equal to the pre-tax contributions made to the Plan after January 1, 1991 at any time after age 59.5. This withdrawal will be taxable, but will not include the 10% early distribution tax under current tax laws.

     Loans to Participants

     A participant can borrow up to 50% of his or her vested account balance (excluding ESOP) while in the Plan. The amount borrowed may be from a minimum of $1,000 to a maximum of $50,000, but never more than 50% of the vested account balance. Only one loan can be outstanding at any one time. A loan must be repaid by payroll deduction over a period not to exceed five years; early payoff is permitted. The loan interest rate is set by the Administrative Committee. For the 1996 Plan year, it was 1% above the prime rate charged by COGC's principal commercial bank in effect at the time of the loan. The set-up fee and the ongoing administrative fee for the loan are charged directly to the participant's account on a quarterly basis.

     Withdrawals Upon Termination of Employment

     A participant can withdraw the total vested amount in the Plan account as a result of either (i) termination of employment (ii) retirement at age 65 or at age 55 or later with 10 years of service or (iii) permanent and total disability or death. The full value of the Plan account will be paid and will be subject to income tax when the participant retires or qualifies as permanently and totally disabled, unless an election is made by the participant to roll over the funds as allowed by the Internal Revenue Code. If death occurs before retirement, the full value of the account will be paid to the designated beneficiary.

     Disposition of Forfeitures by Participants

     A forfeiture of unvested benefits shall be accounted for in the following manner. First, the forfeiture shall be credited to the Company contribution account of a re-employed participant for whom a reinstatement of prior forfeiture is required. Second, the forfeiture shall be applied toward the account of a former participant pursuant to the unclaimed benefit provisions of the Plan. To the extent that forfeitures for any Plan year exceed the amounts required to reinstate the accounts noted above, they will be applied against the next succeeding Company contribution.

     Rollover Contributions

     Generally, if a participant received a qualified total distribution as defined in the Internal Revenue Code of 1986 as amended, the participant can deposit or "rollover" those funds into the Plan if approved by the Administrative Committee.

 2.  Summary of Significant Accounting Policies:

     Basis of Presentation

     The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

     Valuation of Investments

     Investments are recorded at fair market value based on market prices that have been provided by the Trustee.

     Net Appreciation in Fair Market Value of Investments

     The statement of changes in net assets available for Plan benefits presents the net appreciation in the fair market value of investments which consists of realized gains or losses and the unrealized appreciation (depreciation) on those investments.

     Plan  Trustee

     Fidelity Management Trust Company was appointed trustee of the Plan by a contract dated June 1, 1991. Under the contract, the trustee shall hold all property received, manage the Plan and invest and reinvest Plan assets.

     Administrative Expenses

     Administrative   expenses   consist  of  all   expenses   incident  to  the
administration, termination or protection of the Plan, including, but not limited to, legal, accounting, investment manager and trustee fees. All administrative expenses, except for expenses associated with loans to participants, were paid by the Company in 1996.

     Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

     Risks and Uncertainties

     The Plan provides for various investment options in any combination of stocks and mutual funds. Investment securities are exposed to various risks, such as market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for plan benefits.

 3. Plan Termination:

     While the Company has not expressed any intent to discontinue its contributions or terminate the Plan, it is free to do so at any time. In the event of such a discontinuance or termination of the Plan, all amounts credited to the accounts of participants shall become fully vested and non-forfeitable.

 4.  Tax Status of Plan:

     The Plan is designed to constitute a "Qualified Plan" under the provisions of Section 401(a) of the Internal Revenue Code and, therefore, be exempt from federal income tax under the provisions of Section 501(a). The Plan obtained its latest determination letter on October 23, 1993, in which the Internal Revenue Service stated that the Plan was in compliance with the applicable requirements of the Internal Revenue Code. The Plan was amended in 1994 and 1996, subsequent to the receipt of the determination letter. The Plan Administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

 5.  Party In Interest Transactions

     The Plan invests in various Fidelity mutual funds and portfolios. These investments are considered party in interest transactions because Fidelity Management Trust Company serves as trustee of the Plan. The Plan management has approved these investment options.

SUPPLEMENTAL SCHEDULES

CABOT OIL & GAS CORPORATION
SAVINGS INVESTMENT PLAN
Item 27a - Schedule of Assets Held for Investment Purposes as of December 31, 1996

                                                                                 Current or
                   Description                        Units Held      Cost*      Fair Value
---------------------------------------------------   ----------   -----------   -----------
Fidelity Money Market Trust:
        Retirement Money Market Portfolio .........    4,670,132   $ 4,670,132   $ 4,670,132

Fidelity Magellan Fund ............................       56,840     4,217,361     4,584,116

Fidelity U.S. Equity Index Portfolio ..............      119,311     2,482,416     3,215,431

Fidelity U.S. Bond Index Portfolio ................       92,173       976,597       973,350

Fidelity Stock Selector Fund ......................       20,280       481,985       483,675

Fidelity Retirement Growth Fund ...................       16,649       306,153       287,868

Fidelity Growth & Income Portfolio ................       49,445     1,440,692     1,519,442

Cabot Corporation Common Stock ....................      160,161     1,149,675     4,024,036

Cabot Oil & Gas Corporation Common Stock ..........       76,099       999,104     1,303,198

Participant Loans (Interest rates range from
   7.75% to 9.5%) .................................                          0       712,891
                                                                    ----------    ----------
                                                                   $16,724,115   $21,774,139
                                                                    ==========    ==========

----------------
* Cost is based on average cost.

CABOT OIL & GAS CORPORATION
SAVINGS INVESTMENT PLAN
Item 27d - Schedule of Reportable Transactions for the year ended December 31, 1996



                                                               SALES
                                        PURCHASE     -------------------------   NET GAIN/
DESCRIPTION                               PRICE         PRICE        COST(1)     (LOSS)(1)
-------------------------------------  -----------   -----------  ------------  -----------

 Single Transactions:

  None                                 $      --     $      --    $      --     $     --

 Series of Transactions:

  Fidelity Magellan Fund                 2,200,383     2,367,762    2,245,884      121,878

  Fidelity Growth & Income Fund          1,457,991        17,727       17,299          428

  Fidelity Asset Manager Fund              135,933     1,000,332      915,119       85,213

  Fidelity Asset Manager Growth Fund       326,147     1,505,831    1,291,564      214,267

  Fidelity Money Market Trust:
    Retirement Money Market
    Portfolio                            2,300,804     1,067,996    1,067,996         --


  Fidelity U.S. Equity Index Portfolio   1,559,861       224,613      178,320       46,293





 ------------------------------------------------------------------
 * Cost and net gain/(loss) on sale transactions is based on average cost.


All other required information which has been omitted for the reason that such information is not applicable or can be obtained from information found elsewhere in the financial statements.

                                                                    EXHIBIT 23.1





Consent of Independent Accountants



     We consent to the incorporation by reference in the registration statements on Form S-8 of Cabot Oil & Gas Corporation filed with the Securities and Exchange Commission on June 23, 1990, November 1, 1993 and May 20, 1994 of our report dated June 13, 1997 on our audits of the financial statements and supplemental schedules of the Cabot Oil & Gas Corporation Savings Investment Plan, as of December 31, 1996 and 1995, and for the year ended December 31, 1996, which report is included in this Annual Report on Form 11-K.



                                             COOPERS & LYBRAND L.L.P.


Houston, Texas
June 13, 1997